Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Separation Agreement”) is made and entered into by and between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (the “Company”), and JAMES R. OYLER (“Mr. Oyler”).

Recitals

WHEREAS, Mr. Oyler has been serving as President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of May 16, 2000 (“Employment “Agreement”), as amended by that certain Amendment No. 1 to Employment Agreement dated as of September 22, 2000 (“Amendment No. 1”) (collectively the “Amended Employment Agreement”), and as a member of the Company’s Board of Directors (“Board”); and

WHEREAS, Mr. Oyler has notified the Company of his intention to resign as President and Chief Executive Officer of the Company and as a member of the Board; and

WHEREAS, Mr. Oyler is willing to accept from the Company the termination payment and other consideration set forth herein in lieu of any termination payment provided in the Amended Employment Agreement in exchange for the promises, covenants and other consideration to be provided by the Company as set forth herein, in accordance with the terms hereof; and

WHEREAS, the Company is willing to pay Mr. Oyler the termination payment and other consideration set forth herein in lieu of any termination payment that otherwise may have been payable to Mr. Oyler as provided in the Amended Employment Agreement in exchange for Mr. Oyler’s promises, covenants and other consideration to be provided by Mr. Oyler as set forth herein, in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Agreement

1.                                                                                       Resignation as President, CEO and Board Member. Mr. Oyler has submitted to the Board a written notice of resignation, whereby he has notified the Company that he is resigning as President and CEO of the Company and as a member of the Board effective immediately, and any other similar positions with any subsidiaries of the Company. The Board accepted Mr. Oyler’s resignation effective June 7, 2006 (“Resignation Date”), after which Mr. Oyler will no longer function as the President or CEO, or as a director, of the Company.

Mr. Oyler shall remain a statutory employee for thirty days after the Resignation Date (until July 7, 2006), at which time his employment with the Company will officially end (“Termination Date”).

2.                                                                                       Press Release. The Company shall issue a press release on June 7, 2006, regarding Mr. Oyler’s resignation as President and Chief Executive Office of the Company and as a member of the Board, in the form attached hereto as Exhibit A.

3.                                                                                       Termination Payment. The Company shall pay Mr. Oyler a termination payment (“Termination Payment”) in an amount equal to two (2.0) times Mr. Oyler’s Gross Income (as defined in paragraph 1(n) of the Amended Employment Agreement), provided, however, that the Company’s payment of the Termination Payment shall be subject to the provisions of paragraph 13(e) of the Amended Employment Agreement (relating to Section 280G of the Internal Revenue Code), provided that for purposes of applying such paragraph 13(e), the term “Termination Payment” shall have the definition as set forth in this Separation Agreement. The Termination Payment shall be in lieu of any termination payment that Mr. Oyler otherwise may have been paid pursuant to the terms of the Amended Employment Agreement. The Company shall pay the Termination Payment on January 10, 2007 (the “Termination Payment Date”). The parties agree that the Termination Payment, calculated in accordance with the foregoing, shall be One Million Three Hundred Sixty-five Thousand Seven Hundred Eighty-seven and 86/100 Dollars ($1,365,787.86), plus interest at the rate of four percent (4%) per annum on such amount, which shall accrue from July 17, 2006 until paid, on the basis of a 360-day year. The parties each acknowledge that this Separation Agreement and any payments made to Mr. Oyler, including without limitation the Termination Payment, are unrelated to the Rockwell Collins transaction.

a.                                                                                                                                       The term “Gross Income” is defined in paragraph 1(n) of the Amended Employment Agreement to mean Mr. Oyler’s “current calendar year targeted compensation (base salary plus cash bonus), plus any other compensation payable to [Mr. Oyler] by the Company for the same period, whether taxable or non-taxable,” which includes and is limited to base salary, target bonus equal to 65% of such base salary, the Company’s matching contributions to the Executive Savings Plan (“ESP”) and 401(k) Deferred Compensation Plan, based on the contributions by Mr. Oyler to the ESP and 401(k) plans as of the Termination Date, the Company’s payment on Mr. Oyler’s behalf of life insurance premiums (excluding, however, the portion of the life insurance premium payment that is allocated to cash build-up of the policy), the Company’s payment of long-term disability premiums, and the Company’s payment of group term life insurance premiums.

b.                                                                                                                                      The parties acknowledge and agree that the phrase “any other compensation payable to [Mr. Oyler] by the Company for the same period, whether taxable or non-taxable,” in paragraph 1(n) of the Amended Employment Agreement shall not include any discretionary contribution made by the Company to the ESP or any other executive compensation plan maintained by the Company, and therefore the term “Gross Income” does not include any discretionary contribution to the Company’s ESP for normalization of the Company’s Supplemental Executive Retirement Plan (“SERP”).

4.                                                                                       COBRA Premiums to Be Paid for the Benefit of Mr. Oyler. The Company shall reimburse Mr. Oyler for payments made by him for the full medical, dental and vision premiums for continuation coverage under COBRA and, after expiration of the COBRA continuation period, for conversion coverage for Mr. Oyler and his dependents who qualify for continuation coverage under COBRA, until and including July 7, 2008, provided that the Company’s reimbursement under this paragraph 4 shall include an additional amount of reimbursement for any additional income tax payable by Mr. Oyler (the “Tax Gross-up”) in respect of the reimbursement required under this paragraph 4.

5.                                                                                       Payment of Base Salary for Thirty Days. Mr. Oyler shall receive his base salary for the thirty (30) day period ending on the Termination Date, subject to applicable tax withholdings. Such salary payments shall be made on the Company’s regular paydays prior to the Termination Date, provided that all salary payable to Mr. Oyler shall nevertheless be paid in full as of the Termination Date.

6.                                                                                       Payment for Unused Accrued Paid Vacation Leave. On the Termination Date, the Company shall pay Mr. Oyler for his unused accrued paid vacation leave in accordance with the Company’s vacation leave policy.

7.                                                                                       Payment for Reimbursable Expenses. On the Termination Date, the Company shall pay Mr. Oyler for his reimbursable expenses incurred on behalf of the Company, through June 7, 2006, in accordance with the Company’s expense reimbursement policy.

8.                                                                                       Payment Under Executive Compensation Plans. The Company shall make all payments due to Mr. Oyler as a result of the cessation of his employment under or with respect to any executive compensation or retirement plan or program maintained by the Company in accordance with the terms thereof, provided, however, that on January 10, 2007, the Company shall make payments to Mr. Oyler under the ESP which fall under Section 409A of the Internal Revenue Code (“Section 409A”) to avoid any excise tax thereunder, provided further that the Company shall make payments to Mr. Oyler under the ESP which do not fall under Section 409A in accordance with the otherwise applicable terms of the ESP.

9.                                                                                       Transfer of Title to Certain Personal Property. Mr. Oyler shall, and hereby does, receive from the Company legal title to the following assets:  (i) one desktop computer system currently located at Mr. Oyler’s former office at the Company; (ii) one IBM laptop computer system currently in Mr. Oyler’s possession; (iii) one cell phone currently in Mr. Oyler’s possession; (iv) the telephone number currently assigned to that cell phone; (v) a PDA currently in Mr. Oyler’s possession; and (vi) a framed picture located in Mr. Oyler’s former office at the Company; provided that in the case of the computer equipment described in clauses (i) and (ii) above, Mr. Oyler agrees, upon request, to allow the Company or its agents to delete any confidential or proprietary information of the Company that is stored thereon. Except as set forth above, Mr. Oyler agrees to return to the Company by the Termination Date any and all documents, books, manuals, drawings, lists, writings, computer records and other tangible Company property in his possession or control which he obtained during or in connection with his employment with the Company.

10.                                                                                 Time to Exercise Stock Options; Acceleration of Stock Options. Notwithstanding anything to the Contrary in the Amended Employment Agreement, and notwithstanding any provision for the accelerated expiration or accelerated vesting of any stock options granted to Mr. Oyler on or prior to the Termination Date (the “Stock Options”) in any stock option agreement or under any plan of the Company under which the Stock Options were granted, as a result of the cessation of Mr. Oyler’s employment: (a) the Stock Options shall not expire until the earlier of (i) the expiration of the otherwise applicable term thereof or (ii) one (1) year from the Resignation Date (June 7, 2007); and (b) all Stock Options shall be vested and become exercisable in full as of the Termination Date.

11.                                                                                 Consulting Services. Mr. Oyler hereby agrees that until July 7, 2007 he will provide consulting services to the Company to the extent reasonably requested by the Company, provided that for any such services rendered after the Termination Date Mr. Oyler shall be compensated for such services at the rate of $250 per hour, and further provided that the Company shall reimburse Mr. Oyler for all out-of-pocket expenses incurred by him in connection with such consulting services, subject to the delivery of documentary evidence of such expenses as specified by the Company’s then applicable expense reimbursement policy. In performing the consulting services required under this paragraph 11, Mr. Oyler shall be an independent contractor of the Company, and he shall be solely responsible for any withholding or payment of any income tax on amounts paid hereunder.

12.                                                                                 Amended Employment Agreement Remains In Effect. The parties acknowledge that the Amended Employment Agreement shall remain in full force and effect following the effective date of this Agreement and that all terms, conditions, covenants and obligations contained therein shall continue to be binding upon the parties, except as expressly modified herein. Nothing contained herein shall be construed as waiving or releasing any of the terms, conditions or covenants set forth in the Amended Employment Agreement that have not been modified by the terms of this Separation Agreement. It is expressly acknowledged and agreed that the terms, promises, covenants and obligations of paragraphs 1 and 15-31 of the Amended Employment Agreement shall remain in full force and effect and shall be binding on the parties, following the effective date of this Separation Agreement, except as modified hereby.

13.                                                                                 Release of Claims by Mr. Oyler. In consideration of the promises, covenants and agreements contained herein, Mr. Oyler, for himself and his heirs, successors, and assigns, hereby releases and forever discharges the Company and its officers, shareholders, directors, employees, agents, representatives, attorneys, parent, subsidiary and affiliated companies, successors and assigns, and each of them, of and from any and all claims, losses, demands, actions, causes of action, obligations, debts and/or liabilities (“Oyler Released Claims”)

relating to any matters of any kind, presently known or unknown, in law or in equity, arising out of any acts, omissions, events or facts which have occurred up to, and including the time of, the effective date of this Separation Agreement.

a.                                                                                                                                       The Oyler Released Claims released pursuant to the foregoing paragraph include, without limitation, any claims, losses, demands, actions, causes of action, obligations, debts, and/or liabilities resulting from or arising out of Mr. Oyler’s employment by the Company, the termination thereof, or any transaction, event, action, dispute and/or activity related thereto, as well as any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Family and Medical Leave Act (“FMLA”), the Employment Retirement Income Security Act (“ERISA”), the Utah Anti-Discrimination Act, the Utah Payment of Wages Act, the Utah Protection of Public Employees Act, or any other federal, state or local statute prohibiting employment discrimination, harassment, or retaliation, or any claim for general, special, or other compensatory damages, consequential damages, punitive damages, back or front pay, fringe benefits, attorneys’ fees, costs, or other damages or expenses, or any claim for injunctive relief or other equitable relief, or any claim for alleged wrongful discharge, breach of express or implied contract, breach of the covenant of good faith and fair dealing, termination in violation of public policy, negligence, negligent hiring, retention, or employment, invasion of privacy, defamation, intentional or negligent infliction of emotional distress, fraud, assault and battery, interference with contract or other economic opportunity, failure to pay wages due or other monies owed, failure to pay pension benefits, conversion, breach of duty, vicarious liability, or any claim arising under any federal or state statute or local ordinance regulating the health and/or safety of the workplace, or any other tort, contract or statutory claim.

b.                                                                                                                                      Notwithstanding the terms of the foregoing paragraph, Mr. Oyler does not release the Company from any obligations it may have with respect to any of the following, except as otherwise expressly provided in this Separation Agreement:  the Employee’s right to the continuation of health, dental and vision insurance coverage under COBRA; Mr. Oyler’s rights under the Evans & Sutherland Incentive Plan (which is sometimes referred to as “ESIP” or ‘MIP”), the SERP, the Company’s 401(k) Deferred Compensation Plan, and the ESP; Mr. Oyler’s rights with respect to his stock options as modified hereby; the Company’s obligations under the continuing provisions of the Amended Employment Agreement, as set forth in Section 9 herein; the Company’s obligations under the Agreement and Release of ADEA Claims, of even date herewith (the “ADEA Agreement”), the Company’s indemnification obligations under Article VI of the Company’s Bylaws, as amended and restated as of the date hereof, and the Company’s obligations under this Separation Agreement.

14.                                                                                 Release of Claims by the Company. In consideration of the promises, covenants and agreements contained herein, the Company, for itself and its officers, directors, shareholders, employees, agents, representatives, attorneys, parent, subsidiary and affiliated companies, predecessors, successors, and assigns, hereby releases and forever discharges

Mr. Oyler and his agents, representatives, attorneys, heirs, successors and assigns, and each of them, of and from any and all claims, losses, demands, actions, causes of action, obligations, debts and/or liabilities (“Company Released Claims”) relating to any matters of any kind, presently known or unknown, in law or in equity, arising out of any acts, omissions, events or facts which have occurred up to, and including the time of, the effective date of this Separation Agreement.

a.                                                                                                                                       The Company Released Claims released pursuant to the foregoing paragraph include, without limitation, any claims, losses, demands, actions, causes of action, obligations, debts, and/or liabilities resulting from or arising out of Mr. Oyler’s employment by the Company, the termination thereof, or any transaction, event, action, dispute and/or activity related thereto, as well as any claim for general, special, or other compensatory damages, consequential damages, punitive damages, attorneys’ fees, costs, or other damages or expenses, or any claim for injunctive relief or other equitable relief, or any claim for alleged breach of express or implied contract, breach of the covenant of good faith and fair dealing, negligence, negligent hiring, retention, or employment, invasion of privacy, defamation, intentional or negligent infliction of emotional distress, fraud, assault and battery, interference with contract or other economic opportunity, conversion, breach of duty, vicarious liability, or any other tort, contract or statutory claim.

b.                                                                                                                                      Notwithstanding the terms of the foregoing paragraph, the Company does not release Mr. Oyler from any obligations he may have with respect to any of the following:  Mr. Oyler’s obligations under the continuing provisions of the Amended Employment Agreement as set forth in Section 9 herein; Mr. Oyler’s obligations under the ADEA Agreement; and Mr. Oyler’s obligations under this Separation Agreement.

15.                                                                                 No Admission of Liability. Neither the execution of this Agreement, the consideration given for this Agreement, nor the performance of any of the terms of this Agreement shall constitute or be construed as any admission by the Company of any liability of any kind to Mr. Oyler, or by Mr. Oyler of any liability of any kind to the Company, which respective liability is expressly denied.

16.                                                                                 Effective Date of Separation Agreement. This Separation Agreement shall take effect and be binding upon the parties at such time as it has been signed by both parties.

17.                                                                                 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and fully supersedes any and all prior agreements or understandings, oral or written, between the parties hereto pertaining to the subject matter hereof. Notwithstanding the foregoing, it is expressly understood and agreed by the parties that the Amended Employment Agreement, including paragraphs 1 and 15 to 31 of the Amended Employment Agreement, shall remain in full force and effect, as provided above and that the Agreement and Release of ADEA Claims between the Company and Mr. Oyler, of even date herewith, shall not be superseded.

18.                                                                                 Governing Law. It is understood and agreed that the construction and interpretation of this Separation Agreement shall be governed by the laws of the State of Utah.

19.                                                                                 Choice of Law; Jurisdiction and Venue. This Separation Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Utah (without giving effect to its choice of law principles). Each of the parties submits to the jurisdiction of any state or federal court sitting in Utah, in any action or proceeding arising out of or relating to this Separation Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Separation Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

20.                                                                                 Cooperation. Upon Mr. Oyler’s reasonable request, the Company shall take commercially reasonable steps to cooperate with Mr. Oyler in the timing of any payments hereunder to accommodate Mr. Oyler’s personal tax planning, provided that, in the Company’s sole discretion, such cooperation shall not be detrimental to the Company or inconsistent with or prohibited by any law, rule, regulation, court order, contract or plan document applicable to the Company.

21.                                                                                 Tax Withholding. The Company shall withhold from all payments made to Mr. Oyler hereunder all required amounts for income taxes and payroll taxes, both federal and state; provided that no withholding shall be required on amounts paid by the Company to Mr. Oyler for consulting services pursuant to paragraph 11 herein; and provided further, that no withholding shall be required on any expense reimbursements pursuant to paragraph 7 herein.

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[Signature page follows immediately]

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement on the dates set forth below.

EVANS & SUTHERLAND COMPUTER CORPORATION

Dated:	8-June-2006	By:	/s/David Coghlan
David Coghlan, Chairman of the Board

Dated:	8-June-2006	/s/James R. Oyler
JAMES R. OYLER